MAXXAM INC.

                       1994 Non-Employee Director Stock Plan

          1. Purpose. The 1994 Non-Employee Director Stock Plan (the "Plan") is intended to benefit MAXXAM Inc. (the "Company") by offering non-employee directors of the Company (the "Eligible Directors") an opportunity to become owners of the Common Stock, $ .50 par value, of the Company (the "Stock") and thereby to increase their proprietary interest in the success of the Company.

          2. Administration. The terms of the stock options to be awarded under the Plan (the "Options") are set forth herein and may not be varied other than by amendment of the Plan in accordance with Paragraph 16. To the extent that any administrative action is required in connection with the Plan, such action shall be taken by the Board of Directors of the Company (the "Board").

          3. Available Shares. The total amount of the Stock with respect to which Options may be granted under this Plan shall not exceed 35,000 shares, subject to adjustment in accordance with the provisions of Paragraph 15 hereof. Such shares of Stock may be treasury shares or authorized but unissued shares of Stock. In the event that any outstanding Option for any reason shall expire or is terminated or cancelled, the shares of Stock allocable to the unexercised portion of such Option may again be subject to Options under the Plan.

          4. Eligibility for Stock Options. Options shall be granted under the Plan to every individual who is an Eligible Director and shall not be granted to any other individual. No Options shall be granted under the Plan subsequent to December 31, 2003.

          5.   Option Grant Size and Grant Dates.

               (a) Initial Grants. An Option to purchase 500 shares of Stock (as adjusted pursuant to Paragraph 15) shall be granted to each Eligible Director the day following the later of the Annual Meeting at which this Plan is approved by stockholders of the Company or the first Annual Meeting after such Eligible Director is first elected or appointed by the Board to be a director (an "Initial Grant"); provided, that if an Eligible Director who previously received an Initial Grant terminates service as a director and is subsequently elected or appointed to the Board, such director shall not be eligible to receive a second Initial Grant, but shall be eligible to receive only Annual Grants as provided in Paragraph 5(b), beginning with the Annual Meeting held during the fiscal year immediately following the year in which such director is elected or appointed.

               (b) Annual Grants. - An Option to purchase 300 shares (as adjusted pursuant to Paragraph 15) shall be granted each year, the day following the Annual Meeting, to each director who is an Eligible Director at such time (except as provided in Paragraph 5(a)) and who is not then receiving an Initial Grant (each, an "Annual Grant").

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          6.   Option Price; Fair Market Value.  The price at which shares of
     Stock may be purchased pursuant to an Option (the "Option Price") shall be the fair market value of the shares of Stock on the date the Option is granted. For all purposes of this Plan, the "fair market value" of the








     Stock shall be the closing price of the Stock as reported by the American Stock Exchange for the date of the grant. In the event that there are no Stock transactions on such date, the fair market value shall be determined as of the immediately preceding date on which there were Stock transactions.

          7. Duration of Options. The term of each Option shall be ten years, and no Option shall be exercisable after the expiration of ten years from the date such Option is granted.

          8. Amount Exercisable. Each Option granted under the Plan shall become cumulatively exercisable as to 25 percent of the shares of Stock subject thereto on each of the first, second, third and fourth anniversaries of the date of grant. In the event that an optionee's service as a director of the Company terminates on account of death, or terminates for any other reason on or after his sixty-fifth birthday, any Option that was granted to him at least six months prior to the date of such termination of service shall become fully vested as of such date.
     An Option may be exercised from time to time for all or any part of the shares as to which it is then exercisable.

          9. Exercise of Options. Options shall be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with payment of the Option Price of such shares of Stock in the form of cash, wire transfer, certified check, bank draft or postal or express money order payable to the order of the Company (the "Acceptable Funds"), or at the election of the optionee, by delivery of shares of Stock owned by the optionee for at least six months prior to the exercise date and having a fair market value (determined in accordance with Paragraph 6, as of the date of exercise) equal to part or all of the Option Price together with Acceptable Funds for any remaining portion of the Option Price. Whenever payment is made by delivery of shares of Stock theretofore owned by the optionee, the optionee shall deliver to the Company certificates registered in the name of such optionee representing shares of Stock legally and beneficially owned by such optionee, free of all liens, claims, and encumbrances of every kind, accompanied by stock powers duly endorsed in blank. Notice of exercise may be delivered in person or may be sent by mail, in which case delivery shall be deemed made on the date such notice is received. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which the Option has been so exercised, issued in the optionee's name.

          10. Transferability of Options. Options shall not be transferable by the optionee other than by will or under the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee or his legal guardian or representative.

          11. Termination of Directorship of Optionee. If, before the scheduled expiration date of an Option, the optionee ceases to be a director of the Company for any reason (including

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     death), such Option shall terminate on the earlier of the scheduled expiration date or the first anniversary of the date the optionee ceases to be a director. Prior to such termination of the Option, it may be exercised (by the optionee or, after his death, by his executor or administrator or other person then having the right of exercise) to the extent that it was exercisable at the time the optionee ceased to be a director of the Company, determined pursuant to Paragraph 8.

          12. Requirements of Law. The Company shall not be required to sell any shares of Stock under any Option if such sale would constitute a violation by the optionee or the Company of any provision of law.

          13. No Rights as Stockholder. No optionee shall have rights as a stockholder with respect to shares covered by any Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Paragraph 15 hereof, no adjustment for dividends, or otherwise, shall be made if the record date thereof is prior to the date of issuance of such certificate.

          14. No Employment or Nomination Obligation. Neither the adoption of the Plan nor the grant of any Option shall impose upon the Company or the Board any obligation to continue to nominate any optionee for election as a director of the Company.

          15. Changes in the Company's Capital Structure. The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class, and per share price of shares of Stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an Option, for the same aggregate cash consideration, an equivalent total number and class of shares as he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and (ii) the number and class of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number and class of shares of Stock then reserved that Stock that would have been received by the owner of an equal number of outstanding shares of each class of Stock as the result of the event requiring the adjustment.

          After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each holder of an outstanding Option shall, at no additional cost, be entitled upon exercise of such Option to receive (subject to any required action by stockholders) in lieu of the

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     number and class of shares as to which such Option would have been so exercisable in the absence of such event, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number and class of shares of Stock equal to the number and class of shares as to which such Option shall be so exercised. If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation and is liquidated, all Options granted at least six months prior to the date of any agreement regarding such merger, consolidation, or sale and liquidation, as the case may be (the "Agreement Date"), shall become exercisable in full as of the Agreement Date.

          Except as herein before expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Stock then subject to outstanding Options.

          16. Termination and Amendment of Plan. The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that any amendment that would change the amount, price or timing of the Initial and Annual Grants shall be made in compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934; and further provided that no amendment shall be effective unless and until it has been duly approved by the Company's stockholders if failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 or any other applicable law, rule or regulation.

          17. Written Agreement. Each Option granted hereunder shall be evidenced by a written agreement, which shall be subject to the terms and conditions prescribed above and shall be signed by the Eligible Director and by the Chairman of the Board, the Vice Chairman, the President or any Vice President of the Company for and in the name and on behalf of the Company.

          18. Adoption, Approval and Effective Date of Plan. The Plan shall be considered adopted and shall become effective on the date the Plan is approved by the stockholders of the Company.

          19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas without regard to principles of conflict of laws, and shall be construed accordingly.